EXHIBIT 4.1

                                  RADYNE CORP.

               Amendment No. 2 to 1996 Incentive Stock Option Plan



     WHEREAS on November 5, 1998, the Shareholders approved the adoption of Amendment No. 1 to the Corporation's 1996 Incentive Stock Option Plan (the "Plan"), which amendment increased by 900,000 the number of shares of the Corporation's Common Stock which are available for the grant of options under the Plan;

     WHEREAS, in connection with such amendment, the Corporation has filed an Application to Register Securities with the California Securities Commission (the "Application");

     WHEREAS Rule 260.140.45 of Title 10, California Code of Regulations (the "30% Rule") requires the approval of holders of at least two-thirds of the shares of Common Stock in the event that the total number of shares issuable upon exercise of all outstanding options and the total number of shares called for under any stock bonus or similar plan shall exceed 30% of the outstanding shares of the Corporation;

     WHEREAS, under certain circumstances, the above described amendment to the Plan, together with previously granted options which remain outstanding under the Plan, could result in a situation where there would be outstanding options exercisable for in excess of 30% of the Corporation's shares; and

     WHEREAS the Shareholders consider it to be in the best interests of the Corporation for them to grant the approval required under the 30% Rule, in order that the Application can be accepted and options can be granted under the Plan to California employees;

     NOW, THEREFORE, IT IS HEREBY RESOLVED that the total number of shares of Common Stock of the Corporation issuable on the exercise of all options at any one time outstanding under the Plan or otherwise (subject to any exclusions set forth in Rule 260.140.45 of Title 10, California Code of Regulations (the 30% Rule")) and the total number of shares of Common Stock called for under any stock bonus or similar plan may exceed 30%, but shall not exceed 35%, of the then outstanding shares of Common Stock, calculated in accordance with the conditions and exclusions of the 30% Rule; and

     RESOLVED, FURTHER, that the Plan, as amended by Amendment No. 1, be further amended by adding the following sentence to the end of Section 5 thereof:

          "Notwithstanding the foregoing, at no time shall the total number of shares


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     of Common Stock issuable upon the exercise of all  outstanding  options and the total number of shares of Common Stock provided for under any stock bonus or similar plan of the Company exceed 35% of the outstanding shares of Common Stock, as calculated in accordance with the conditions and exclusions of Rule 260.140.45 of Title 10, California Code of Regulations, based on the shares of the Company which are outstanding at the time the calculation is made."

            The date of the foregoing amendment is February 9, 1999.


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